Exhibit 99.1

CEVA, Inc. Announces First Quarter 2018 Financial Results

•	Licensing revenue of $10.1 million, up 6% year-over-year

•	Licensing agreements with two lead customers for CEVA-NeuPro AI processor product line, ushering in a new era of AI licensing for the company

MOUNTAIN VIEW, Calif., May 09, 2018 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing platforms and artificial intelligence processors for smarter, connected devices, announced today its financial results for the first quarter ended March 31, 2018. Starting in fiscal year 2018, CEVA will report its earnings under the new revenue recognition standard, ASC 606.

Total revenue for the first quarter of 2018 was $17.6 million, a 17% decrease compared to $21.3 million reported for the first quarter of 2017. First quarter 2018 licensing and related revenue was $10.1 million, an increase of 6% when compared to $9.5 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2018 was $7.5 million, a decrease of 36% when compared to $11.8 million reported for the first quarter of 2017.

Under ASC 606, CEVA’s royalty revenue represents actual or best estimates of customer shipments during the first quarter. Revenues for the first quarter of 2017 were reported under ASC 605, the old revenue recognition standard, where royalty revenue was reported one quarter in arrears. Under ASC 605, CEVA’s first quarter 2018 royalty revenue was $10.0 million, a decrease of 15% year-over-year compared to $11.8 million reported for the first quarter of 2017. As required by the Financial Accounting Standards Board, throughout 2018, CEVA’s quarterly financials will be provided under both revenue recognition standards to allow a more aligned year-over-year comparison.

Gideon Wertheizer, CEO of CEVA, stated: “Our licensing business continues to perform very well, with fourteen deals signed, including two lead customers each for our new CEVA-NeuPro AI processors and our CEVA-ClearVox noise suppression and beamforming technologies. In our royalty business, the market experienced excess channel inventory in the low tier smartphone and feature phone markets, which resulted in weaker than expected baseband shipments in the first quarter. This was partially offset by continued growth in shipments and revenue from our non-handset baseband customers, increasing 58% and 39%, respectively, over first quarter 2017 actual shipments.”

Of the fourteen license agreements completed during the quarter, eight were for CEVA DSP and AI products, and six were for CEVA connectivity IPs. All of the licensing agreements signed during the quarter were for non-handset baseband applications and three were with first-time customers of CEVA. Customers’ target markets for the licenses include smart cameras and vehicle-to-vehicle communications for ADAS, surveillance cameras, cellular IoT, Bluetooth headsets, car infotainment systems and advanced consumer cameras. Geographically, four of the deals signed were in China, two were in the U.S., two were in Europe and six were in the APAC region, including Japan.

GAAP net loss for the first quarter of 2018 was $2.2 million, as compared to a net gain of $4.1 million reported for the same period in 2017. GAAP diluted loss per share for the first quarter of 2018 was ($0.10), as compared to diluted earnings per share of $0.19 a year ago.

Non-GAAP net income and diluted earnings per share for the first quarter of 2018 were $0.8 million and $0.04, respectively, down from the $6.3 million and $0.28 reported for the first quarter of 2017. Non-GAAP net income and diluted earnings per share for the first quarter of 2018 excluded: (a) equity-based compensation expense, net of taxes, of $2.6 million, and (b) the impact of the amortization of acquired intangibles of $0.4 million associated with the acquisition of RivieraWaves and an investment in NB-IoT technologies. Non-GAAP net income and diluted earnings per share for the first quarter of 2017 excluded: (a) equity-based compensation expense, net of taxes, of $1.8 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves.

Under ASC 605, total revenue was $19.5 million. GAAP net loss and diluted loss per share were ($0.5) million and ($0.02), respectively. Non-GAAP net income and diluted earnings per share for the first quarter of 2018 were $2.5 million and $0.11, respectively.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “During the quarter, we invested in new cellular IoT technologies to strengthen our position and value-add to customers in this burgeoning market segment. Additionally, the company repurchased approximately $1.5 million of its common stock under our existing share repurchase program. At the end of the quarter, our cash balance, marketable securities and bank deposits totaled $183 million, with no debt.”

CEVA Conference Call

On May 9, 2018 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/25277. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-344-7529 or +1-412-317-0088 (access code: 10118895) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 16, 2018. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing platforms and artificial intelligence processors for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode) and Wi-Fi (802.11 a/b/g/n/ac/ax up to 4x4). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook and LinkedIn.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended March 31,
	2018	2017
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$10,083	$9,535
Royalties	7,486	11,752

Total revenues	17,569	21,287

Cost of revenues	1,972	1,696

Gross profit	15,597	19,591

Operating expenses:
Research and development, net	12,016	9,873
Sales and marketing	3,176	2,938
General and administrative	2,954	2,125
Amortization of intangible assets	359	309

Total operating expenses	18,505	15,245

Operating income (loss)	(2,908)	4,346
Financial income, net	927	571

Income (loss) before taxes on income	(1,981)	4,917
Income taxes	201	810

Net income (loss)	$(2,182)	$4,107

Basic and diluted net income (loss) per share	$(0.10)	$0.19

Weighted-average shares used to compute net income (loss) per share (in thousands):
Basic	22,148	21,398

Diluted	22,148	22,187

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Quarter ended March 31,
	2018	2017
	Unaudited	Unaudited
GAAP net income (loss)	(2,182)	4,107
Equity-based compensation expense included in cost of revenues	157	91
Equity-based compensation expense included in research and development expenses	1,269	871
Equity-based compensation expense included in sales and marketing expenses	454	289
Equity-based compensation expense included in general and administrative expenses	891	698
Income tax benefit related to equity-based compensation expenses	(129)	(115)
Amortization of intangible assets related to RivieraWaves transaction and in 2018 NB-IoT technologies	359	309

Non-GAAP net income	$819	$6,250

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)	22,148	22,187
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	968	362

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	23,116	22,549

GAAP diluted earnings (loss) per share	$(0.10)	$0.19
Equity-based compensation expense, net of taxes	$0.12	$0.08
Amortization of intangible assets related to RivieraWaves transaction and in 2018 NB-IoT technologies	$0.02	$0.01

Non-GAAP diluted earnings per share	$0.04	$0.28

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31, 2018	December 31, 2017 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$18,382	$21,739
Marketable securities and short term bank deposits	118,481	117,096
Trade receivables, net	13,902	14,480
Accrued revenue	9,425	2,014
Prepaid expenses and other current assets	4,136	3,747

Total current assets	164,326	159,076

Long-term assets:
Bank deposits	45,967	44,518
Severance pay fund	9,086	8,910
Deferred tax assets	4,085	3,643
Property and equipment, net	6,805	6,926
Goodwill	46,612	46,612
Intangible assets, net	3,583	1,742
Other long term assets	6,078	5,385

Total assets	$286,542	$276,812

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$499	$392
Deferred revenues	4,973	4,399
Accrued expenses and other payables	18,071	18,004

Total current liabilities	23,543	22,795
Long-term liabilities:
Accrued severance pay	9,784	9,347
Accrued Liabilities	400	—

Total liabilities	33,727	32,142

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	217,923	217,417
Treasury stock	(24,146)	(26,056)
Accumulated other comprehensive loss	(1,188)	(586)
Retained earnings	60,204	53,873

Total stockholders’ equity	252,815	244,670

Total liabilities and stockholders’ equity	$286,542	$276,812

(*)	Derived from audited financial statements